Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

NEW LINN INC.

Under Section 242 of the Delaware Corporation Law

Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned officer of New LINN Inc., a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST: The name of the Corporation is: New LINN Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 11, 2018.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article One thereof, relating to the name of the Corporation, accordingly Article One of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE ONE

The name of the corporation is Linn Energy, Inc. (the “Corporation”).”

FOURTH: The amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the board of directors of the Corporation and by written consent of the majority stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 25th day of July, 2018.

NEW LINN INC.

By:	/s/ Candice J. Wells
Name:	Candice J. Wells
Title:	Senior Vice President, General Counsel and Corporate Secretary